Exhibit 10.1

Executive Management

Qualified Executive Performance Plan,

as amended and restated on January 28, 2016

The Compensation Committee of the Board of Directors (the “Committee”) of Epiq Systems, Inc. (the “Corporation”) embraces a philosophy and guiding principles designed to achieve enhancement of long-term shareholder value of the Corporation. In line with these objectives, the compensation program for senior corporate executive officers of the Corporation (“Executive Management”) consists of (i) base salary, (ii) annual bonus incentive based upon the achievement of designated performance objectives, and (iii) long-term incentive opportunity composed of equity based awards related to enhancing the ongoing well-being of the Corporation.

Therefore, the Committee has established this Qualified Executive Performance Plan (the “Performance Plan”) for Executive Management pursuant to the Epiq Systems, Inc. 2004 Equity Incentive Plan, as amended and restated (“Equity Incentive Plan”).

Executive Management consists of the following senior corporate executive officers of the Corporation:

•	Epiq Systems, Inc. Chief Executive Officer

•	Epiq Systems, Inc. Chief Operating Officer

•	Epiq Systems, Inc. Chief Financial Officer

•	Epiq Systems, Inc. Chief Legal Officer (i.e., the Senior Vice President, General Counsel and Secretary)

Section 162(m)

This Performance Plan is intended to comply with the requirements of Internal Revenue Code Section 162(m). The Committee must certify in writing the attainment of performance goals set forth herein prior to the payment of awards.

Method of Payout

Payouts earned under this Performance Plan are payable in cash, stock options, and/or restricted stock (or any combination thereof) at the direction and sole discretion of the Committee. Amounts awarded under this Qualified Performance Plan are made under the Equity Incentive Plan. This Performance Plan is entirely independent of any other executive compensation plan the Committee has established or may establish from time to time, including the Strategic Executive Incentive Plan (the “SEIP”), and payment under any other plan including the SEIP is not and will not be contingent on the satisfaction or non-satisfaction of the terms of this Performance Plan.

Performance Criteria

The performance criteria, for a calendar year period under this plan shall consist of one or more of the performance criteria as set forth in section 9 of the Equity Incentive Plan. The selection of the performance criteria shall be adopted each year by resolution of the Committee. The Committee, in its sole discretion, may reduce or eliminate any or all amounts eligible to be awarded.

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